Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 27, 2014, by and between GemVest Ltd., a Nevada corporation (the “Company”), and Peter Voutsas (“Employee”).

1.                  Definitions

1.1              “Board” shall mean the Board of Directors of the Company.

1.2              “Cause” or “For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company Group, that:

1.2.1        Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 2.3, 7 and 8, which cannot be cured and for which the Company need not give any opportunity to cure); or

1.2.2        Employee is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust that, in the reasonable judgment of the Board, renders Employee unsuitable for his position; or

1.2.3        Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law, or Employee is debarred by any governmental agency and such debarment would limit or prohibit Employee from serving in his prescribed capacity for the Company Group under this Agreement; or

1.2.4        Employee commits any violation of the United States insider trading laws; or

1.2.5        Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

1.2.6        Employee commits continued and repeated substantive violations of specific written directions of the Board or fails to communicate and fully disclose to the Board any and all information related to the business, operations, management and accounting of the Company Group, the failure of which could adversely impact the Company Group or could result in a violation of applicable securities laws; or

1.2.7        Employee’s breach of his fiduciary duties to the Company Group; or

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1.2.8        Employee engages in willful misconduct with respect to the Company Group, either before or after the Effective Date, that, in the reasonable judgment of the Board, has a material adverse effect on the Company or the Company Group; or

1.2.9        Employee (i) obstructs or impedes, (ii) endeavors to influence, obstruct or impede, or (iii) fails to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; or (iii) removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material which is requested in connection with such an investigation; provided that the failure to waive attorney-client privilege relating to communications with Employee’s own attorney in connection with an investigation shall not constitute “Cause.”

1.3              “Company Group” shall mean the Company and each non-individual Person that the Company directly or indirectly Controls or that controls the Company and all subsidiaries of the Company, and its parent company Gepco, Ltd.

1.4              “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting equity interests.

1.5              “Effective Date” shall mean the date of the signing of this agreement.

1.6              “Gepco” shall mean the Company’s parent company Gepco, Ltd.

1.7              “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

2.                  Engagement and Responsibilities

2.1              Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Employee as Chief Executive Officer and Chief Investment Officer of the Company effective December 6, 2013. Employee hereby accepts such engagement and employment. Employee may from time to time be appointed to additional offices of the Company and/or as an officer or director of one or more other members of the Company Group.

2.2              Employee shall perform the customary duties and responsibilities implied by the positions set forth in Section 2.1, subject to the power and authority of the Board and executive officers senior to Employee. Employee shall report directly to the Board. In addition, Employee’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee’s positions described in Section 2.1.

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2.3              Company understands that Employee is the owner of Peter Marco, LLC and will continue to own and operate Peter Marco, LLC alongside his employment with the Company. As a substantial portion of the Company’s owned inventory will be located inside of Peter Marco, LLC’s storefront in Beverly Hills, California (dba Peter Marco Extraordinary Jewels of Beverly Hills); Employee agrees to devote all of Employee’s business time, energy and efforts first to the business of the Company and the Company’s owned inventory and will use Employee’s best efforts and abilities faithfully and diligently to promote the Company’s business interests before the interests of Peter Marco, LLC. Employee agrees to display the inventory of the Company in a prime location at the storefront and to promote the sale of the Company’s owned inventory before the inventory of Peter Marco, LLC. For so long as Employee is employed by the Company, except for his ownership in Peter Marco, LLC, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

2.3.1        make and manage personal business investments of Employee’s choice; and

2.3.2        serve in any capacity with any non-profit civic, educational or charitable organization that does not interfere with Employee’s duties and responsibilities to the Company.

2.4              Covenants of Employee. For so long as Employee is employed by any member of the Company Group, Employee agrees to the following:

2.4.1        Reports. Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company Group of which he may have custody.

2.4.2        Rules and Regulations. Employee shall obey all rules, regulations and special instructions of the Company Group and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company Group’s business in connection with his duties hereunder.

2.4.3        Compliance with Laws. Employee shall use his best efforts and skills to cause the Company Group to fully and timely comply with all applicable laws, rules and regulations.

2.4.4        Business Opportunities. Employee acknowledges that he has a duty of loyalty and a fiduciary duty to the Company Group first. Employee shall make all new business opportunities of which he becomes aware that are relevant to the Company Group’s business plan of buying and selling high end rare investment grade diamonds that are obtained from wholesale diamond cutters all over the world and from individuals and estates seeking liquidity who possess investment grade diamonds and heirloom quality jewelry available to the Company Group first, and to no other person or entity or to himself individually. Nothing in this paragraph is intended to prohibit Employee from purchasing or receiving on memo any inventory for Peter Marco, LLC.

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3.                  Compensation and Benefits

3.1              Base Salary. The Company shall not pay Employee a base salary during the term of his employment pursuant to this Agreement. However, Employee is entitled to a 2% sales commission on all sales of the Company’s inventory made by Employee.

3.2              Expense Reimbursement. Employee shall be entitled to reimbursement from the Company, upon submission of such itemized vouchers, receipts or other documentation with respect to any such expenses as shall be reasonably requested by the Company, for the reasonable costs and expenses that Employee incurs in connection with the performance of Employee’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefor.

3.3              Employee Benefit Plans. While he is an employee of the Company, Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans that the Company makes available to its employees generally.

3.4              Disability. In the event of any disability or illness of Employee, if Employee shall receive payments as a result of such disability or illness under any disability plan maintained by the Company, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such illness and/or disability.

3.5              Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

4.                  Term and Termination of Employment

Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

4.1              upon the death of Employee;

4.2              upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

4.3              After five years from the date of this agreement, upon 30 days’ prior written notice from Employee to the Company;

4.4              upon delivery to Employee of written notice of termination by the Company for Cause.

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5.                  Compensation Upon Termination; Severance Compensation

5.1              Upon termination of Employee’s employment for any reason: (a) Employee shall be entitled to commissions earned through the date of termination of employment; (b) Employee shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3; and (c) Employee shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

5.2              If Employee’s employment terminates pursuant to Section 4.4 (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Employee giving rise to termination under Section 4.4. The foregoing shall not be construed to limit any cause of action, claim or other rights that the Company may have against Employee in connection with such acts or omissions.

5.3              As a condition to Employee’s right to receive continuation of salary and other benefits pursuant to Section 5:

5.3.1        Employee must execute and deliver to the Company a written release, in a form and substance satisfactory to the Company, of any and all claims against the Company Group and all directors and officers of the Company Group with respect to all matters arising out of Employee’s employment by the Company, or the termination thereof, except for: (a) claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Employee has accrued a benefit, and (b) claims for indemnification under the articles of incorporation or bylaws of the Company, under any indemnification agreement between the Company and Employee, or under applicable law; and

5.3.2        Employee must not breach any of his covenants and agreements under Sections 2.3, 7 and 8, which continue following termination of his employment.

5.4              Employee acknowledges and agrees that in the event of termination of his employment for any reason, Employee shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

5.5              Employee shall have no obligation to offset any payments he receives from the Company following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Employee receives under the employee benefit plans or programs of a subsequent employer shall offset any payments he receives from comparable employment benefit plans or programs of the Company.

5.6              Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

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6.                  Representations and Warranties. Employee represents and warrants to the Company that:

6.1              Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder;

6.2              Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement; and

6.3              Employee is not a party to any litigation, nor is aware of any threatened action, proceeding or litigation that (a) could in any way involve the Company or (b) will result in Employee’s inability to perform his obligations hereunder, including any action which could be reasonably foreseen to require a significant amount of Employee’s time.

7.                  Covenant Not To Solicit

7.1              While employed by the Company, Employee shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.

7.2              During the period from the date Employee’s employment with the Company terminates through the first anniversary of such date, Employee will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to engage in any activity in which Employee is prohibited from engaging by Section 2.3 or to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of Employee’s employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group.

8.                  Confidential Information. Employee agrees to maintain in strictest confidence and not to disclose or use at any time (whether during or after Employee’s employment with the Company) for Employee’s own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, Rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

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9.                  Inventions; Ownership Rights. Employee agrees that all ideas, techniques, inventions, systems, formulas, designs, discoveries, technical information, programs, prototypes and similar developments developed, created, discovered, made, written or obtained by Employee in the course of or as a result of performance of his duties hereunder, and all related industrial property, trademarks, service marks, copyrights, patent rights, moral rights, trade secrets and other forms of protection thereof, shall be and remain the sole property of the Company and its assigns with the exception of any such items belonging to Peter Marco LLC.

10.              Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary, if Employee is employed by the Company, any breach of the provisions of Sections 2.3, 7 or 8 and any material breach of Section 6 shall permit the Company to terminate the employment of Employee For Cause, and, whether or not Employee is employed by the Company, from and after any breach by Employee of the provisions of Sections 2.3, 7 or 8, the Company shall cease to have any obligation to make payments to Employee under this Agreement.

11.              Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.              Governing Law; Arbitration.

12.1          This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without giving effect to its principles of conflicts of law. Any dispute or controversy between the Company and Employee, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise relating to Employee’s employment, shall be settled by binding arbitration in Los Angeles, California, administered by a single arbitrator of the American Arbitration Association in accordance with its “National Rules for the Resolution of Employment Disputes” then in effect. The arbitration requirement applies to all statutory, contractual, and/or common law claims arising from the employment relationship including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Labor Code; the Fair Labor Standards Act, the Americans With Disabilities Act, and other applicable federal and state employment laws. Both the Company and Employee shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA, or claims for any provisional or injunctive relief remedies as set forth in the California Code of Civil Procedure (or any statute or law of similar effect concerning provisional or injunctive relief remedies in any other applicable jurisdiction).

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12.2          The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within Los Angeles, California for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenes or improper venue with respect thereto.

12.3          Each party shall pay their own attorneys’ fees and costs. The arbitrator shall, within 30 days after the conclusion of the arbitration, issue a written award setting forth the factual and legal bases for his or her decision, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. No remedy conferred in this Agreement upon Employee or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

12.4          THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

13.              Miscellaneous

13.1          Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, overnight courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

13.1.1 If to the Company, to: GemVest Ltd. 9025 Carlton Hills Blvd. Suite B Santee, CA 92071
13.1.2 If to Employee, to: to Employee’s address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, overnight courier or facsimile transmission, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

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13.2          Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

13.3          Further Assurances. Each of the parties agrees to execute, acknowledge, deliver, file, record and publish such certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or which either party deems reasonably necessary or useful in furtherance of the purposes and objectives and intentions underlying this Agreement and not inconsistent with its terms.

13.4          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.5          Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

13.6          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

13.7          Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

13.8          Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

13.9          No Assignment. Employee may not assign any of his rights or obligations under this Agreement except that Employee’s benefits may be assigned by will or by the laws of descent and distribution.

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13.10      Construction. No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law. References to “Sections” in this Agreement shall mean Sections of this Agreement unless otherwise stated.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

GemVest Ltd.

By      /s/ Trisha Malone

Title    Chief Financial Officer

EMPLOYEE

/s/ Peter Voutsas

Peter Voutsas

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